Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Cameco Corporation

We consent to the use of our report dated February 12, 2026, on the consolidated financial statements of Cameco Corporation (the “Corporation”), which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes, and our report dated February 12, 2026 on the effectiveness of internal control over financial reporting as of December 31, 2025 which are incorporated by reference and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus included in the registration statement on Form F-10 dated November 5, 2026 of the Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

November 5, 2026

Saskatoon, Canada